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                                                                    EXHIBIT 99.1

                           [STERLING BANCSHARES LOGO]

                                  NEWS RELEASE

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For More Information Contact:                                For Immediate Release  - April 26, 2005
J. Downey Bridgwater, President & Chief
Executive Officer
713-507-2670
Stephen C. Raffaele, Executive Vice President &
Chief Financial Officer
713-507-7408
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           STERLING BANCSHARES ANNOUNCES SHARE REPURCHASE PROGRAM AND
                           DECLARES QUARTERLY DIVIDEND


HOUSTON, TEXAS, APRIL 26, 2005 - - Sterling Bancshares, Inc. (Nasdaq: SBIB), today announced that its Board of Directors has approved a share repurchase program for its common stock. Under the program, which is effective immediately, the Company is authorized to repurchase up to a total of 2,500,000 shares, not to exceed 500,000 shares in any calendar year. The authorization allows for shares of common stock to be repurchased from time-to-time in the open market or through privately negotiated transactions. The timing and amount of these share repurchases will be dependent upon market conditions, securities law limitations and other corporate considerations. Shares of stock repurchased under the program may be held as treasury shares, cancelled or reissued by the Company. The repurchase program may be modified, suspended or terminated by the Board of Directors at any time.

Additionally, Sterling Bancshares, Inc. today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share of common stock. The dividend is payable May 20, 2005 to shareholders of record on May 6, 2005.

ABOUT STERLING BANCSHARES

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $3.4 billion, which operates 36 banking offices in the greater metro areas of Houston, Dallas and San Antonio, Texas. These cities are the 4th, 8th and 9th largest in the United States based on population. The Company's common stock is traded through the NASDAQ National Market System under the symbol "SBIB". For more information on Sterling Bancshares, please visit the Company's web site at www.banksterling.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. These statements provide our expectations but are not guarantees of future performance. There are several factors, many beyond our control, that could influence the matters discussed in certain forward-looking statements including the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense

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Sterling Bancshares, Inc., News Release
April 26, 2005
Page 2

trends (including trends affecting charge-offs), absence of unforeseen changes in the Company's markets, adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of our allowance for credit losses; our ability to maintain or improve loan quality levels and origination volumes and competitive influences on product pricing. Additional factors that could cause actual results or conditions to differ significantly from these forward-looking statements can be found in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's web site (www.sec.gov).

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